DEFR14A SCHEDULE 14A INFORMATION
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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    Rule 14a-6(e)(2)
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DSI REALTY INCOME FUND VII, a California Limited Partnership
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSI Realty Income Fund VII
A California Limited Partnership
6700 E. Pacific Coast Hwy. #150
Long Beach, CA 90803


NOTICE OF SOLICITATION OF CONSENTS OF LIMITED PARTNERS

DSI REALTY INCOME FUND VII, a California limited partnership (the "Partnership"), hereby solicits from Limited Partners of the Partnership a written consent ("Consent") approving amendments to the Partnership's CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP (the "Limited Partnership Agreement"): 1) amending paragraphs 5 and 17 of the Limited Partnership Agreement to permit the Limited Partnership to continue through the end of the term of the Partnership even in the event of a dissolution of one of the General Partners of the Partnership; and 2) amending paragraph 19(b) of the Limited Partnership Agreement to require Limited Partners to offer a right of first refusal to the General Partners to proposed transfers of Limited Partnership Units, except for transfers by gift, inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers from one individual Retirement Account to another.

SUPPLEMENT TO SOLICITATION OF CONSENTS OF LIMITED PARTNERS

As previously announced, DSI REALTY INCOME FUND VII, a California limited partnership (the "Partnership"), is soliciting from Limited Partners of the Partnership a written consent ("Consent") approving amendments to the Partnership's CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP (the "Limited Partnership Agreement"): 1) amending paragraphs 5 and 17 of the Limited Partnership Agreement to permit the Limited Partnership to continue through the end of the term of the Partnership even in the event of a dissolution of one of the General Partners of the Partnership; and 2) amending paragraph 19(b) of the Limited Partnership Agreement to require Limited Partners to offer a right of first refusal to the General Partners to proposed transfers of Limited Partnership Units, except for transfers by gift, inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers from one individual Retirement Account to another.

 The proposals are more fully described in the Consent Statement dated April 15 2003, which preceded this Notice. The vote will be obtained through the solicitation of written consents, and no meeting of Limited Partners will be held.

Subsequent to the initial announcement of the solicitation, Millenium
Investors 2, LLC, Everest Investors 3, LLC Everest Investors 12, LLC, and KM Investments, LLC, have filed materials indicating their objections to the proposals, and urging Limited Partners to reject the proposals. Millenium Investors 2, LLC has also filed its own separate consent solicitation statement urging Limited Partners to reject the proposals and in the case of Limited Partners who have already voted for the Proposals, to revoke their vote. The objecting parties are firms, which have, in the past, solicited units from Limited Partners at prices which are well below the original purchase price. Although their objections are presented as being for the benefit of the Limited Partners,the General Partners believe that that is not the case.

In response to their objections we submit the following:

Proposal No. 1 seeks to avoid automatic dissolution of the Partnership in case of the dissolution of a General Partner. It DOES NOT IN ANY WAY extend the term of the Partnership beyond the term set forth in the original Partnership pro-spectus and agreements. At present, the Partnership has two general partners, DSI Properties, Inc., a California corporation, and Diversified Investors Agency, a general partnership ("DIA"). The death of a partner in DIA, could, by operation of law, therefore trigger an unintended and non-orderly dissolution of the Limited Partnership. The proposed amendment would permit the Limited Partnership to determine its own course of action in the event of a dissolution of one of the General Partners of the Partnership. The General Partners believe that this is certainly preferable to the potential for a court administered in-voluntary dissolution.

As to Proposal No. 2 it is important to understand that the first right of refusal in this Proposal does not prevent ANY Limited Partner from obtaining any offer via any means available to them. The amendment simply allows the General Partners to review and match or exceed any offer to buy before transfers are effected. The General Partners believe this ability will help ensure that the Limited Partner is being treated fairly and will ultimately encourage more sub-stantial offers by third parties.

YOUR GENERAL PARTNERS BELIEVE THAT THE PROPOSALS ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERSHIP AND THE LIMITED PARTNERS.

YOUR GENERAL PARTNERS RECOMMEND THAT LIMITED PARTNERS VOTE "FOR" APPROVAL OF BOTH OF THE PROPOSALS.

In Order to give the Limited Partners more time to consider the proposals and the objections thereto, the closing date for submissions of Consents has been extended to May 26, 2003.

Limited Partners of record at the close of business on March 31, 2003 are en-titled to receive notice of the solicitation and to submit a Consent. Only Consents received on or before 5:00 p.m. Long Beach, California time on May 26, 2003 will be valid.


Respectfully submitted,

DSI REALTY INCOME FUND VII
By:  DSI Properties, Inc.
As General Partner



By:    <SIG>_______________________________
       ROBERT J. CONWAY, President